Exhibit 1.16


                             AMENDMENT TO EXHIBIT A
                     OF DEL WEBB CORPORATION UMBRELLA TRUST


WHEREAS, Del Webb Corporation ("Company") has established a Del Webb Corporation Umbrella Trust (as amended, the "Trust"); and

WHEREAS, pursuant to Section 2.01-4 of the Trust, the "Committee," as defined in the Trust, may from time to time amend Exhibit A to the Trust; and

WHEREAS, the Committee has authorized an amendment to Exhibit A.

Pursuant to the foregoing, Exhibit A to the Trust is revised as follows:

     Items 3 and 4 are deleted in their entirety and replaced by the following language:

          3. The Benefit Liability is equal to the present value of benefits discounted to the trigger date using the interest rate (or series of rates) used to determine the amount of a lump sum payment under the applicable Plan.

          4. No mortality is assumed prior to the commencement of benefits. Future mortality is assumed to occur after the commencement of benefits in accordance with the mortality table used for valuing lump sums under the applicable Plan.


                                        DEL WEBB CORPORATION
                                        Benefits Advisory Committee


                                        By:
                                            ------------------------------------

                                        Its:
                                            ------------------------------------


                                        DEL WEBB CORPORATION
                                        Human Resources Committee


                                        By:
                                            ------------------------------------
                                            Robertson C. Jones, on behalf of
                                            and as directed by the Human
                                            Resources Committee